Exhibit 8.3

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004-2541 Tel. +1.202.373.6000 Fax: +1.202.373.6001 www.morganlewis.com

July 26, 2022

Intchains Group Limited

c/o 9/F, A Block, No.333 Haiyang No.1 Road,

Lingang Science and Technology Park,

Pudong New Area, Shanghai, 201306,

the People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Intchains Group Limited (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Form F-1 (Registration No. 333-265756), filed with the Commission on July 26, 2022, including the Prospectus and all documents incorporated and deemed to be incorporated by reference therein (the “Registration Statement”), relating to the registration of Class A ordinary shares, par value US$0.000001 per share, of the Company (“ordinary shares”), which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined originals or copies of such documents that we have deemed pertinent for the purpose of rendering this opinion, including the Registration Statement and amendments thereto, as well as corporate records, certificates of public officials and other instruments. In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption “Taxation—U.S. Federal Income Tax Consequences,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences to U.S. Holders (as such term is defined in the Prospectus) of the ownership and disposition of the Company’s ADSs and ordinary shares.

Intchains Group Limited

July 26, 2022

Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, our opinion expressed may become inapplicable. It is possible that any such change could be retroactive in its application to the Company.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of our opinion as Exhibit 8.3 to the Registration Statement and to the use our firm name under the heading “Taxation” of the Prospectus in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP